EXHIBIT 23.3



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accounts, we hereby consent to the incorporation by reference in the following previously filed Registration Statements of 360 Communications Company and in the related prospectuses of our report dated February 24, 1997, included in this Form 10-K, with respect to the consolidated financial statements of GTE Mobilnet of South Texas Limited Partnership; such financial statements are not included separately in this Form 10-K.

      $500 Million Shelf Registration                 Form S-3 No. 333-21331

      Retirement Savings Plan                         Form S-8 No. 333-1378

      Replacement Stock Option Plan                   Form S-8 No. 333-1380

      1996 Equity Incentive Program and Director
      Equity and Deferred Compensation                Form S-8 No. 333-1382





                                                      ARTHUR ANDERSEN LLP

Atlanta, Gerogia
March 27, 1997